Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports First Quarter Earnings
FedEx Express Announces 2010 Rate Increase
MEMPHIS, Tenn., September 17, 2009 ... FedEx Corp. (NYSE: FDX) today reported earnings of $0.58 per diluted share for the first quarter ended August 31, compared to $1.23 per diluted share a year ago.
“Better-than-expected FedEx International Priority® volume, decisive management actions and our dedicated team members helped drive financial performance above our initial expectations in the first quarter,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “For more than a year, we have vigilantly managed costs without sacrificing service, invested wisely and minimized job losses so that FedEx will emerge a stronger, more profitable company as the global economic recovery takes hold.”
First Quarter Results
FedEx Corp. reported the following consolidated results for the first quarter:
•	Revenue of $8.01 billion, down 20% from $9.97 billion a year ago

•	Operating income of $315 million, down 50% from $630 million last year

•	Operating margin of 3.9%, down from 6.3% the previous year

•	Net income of $181 million, down 53% from last year’s $384 million
Revenue and profitability continued to be negatively affected year over year by the global recession. Fuel was also a significantly negative factor in the quarter, primarily due to the substantial decline in fuel surcharges year over year. Strict cost controls and one additional operating day at each of the transportation segments benefited results.
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Outlook
FedEx reiterates its earnings expectation of $0.65 to $0.95 per diluted share in the second quarter, which reflects the current outlook for fuel prices and a continued modest recovery in the global economy. A substantial decline is expected from $1.58 per diluted share a year ago, when the company significantly benefited from rapidly declining fuel prices and the timing lag that exists between when fuel prices change and when indexed fuel surcharges automatically adjust. The company’s capital spending forecast remains $2.6 billion.
“While we see signs of improvement in the economy, the year-over-year comparisons will remain very difficult for our second quarter,” said Alan B. Graf Jr., FedEx Corp. executive vice president and chief financial officer. “We remain focused on managing our expenses and generating positive cash flow.”
2010 Rate Increase
FedEx Express will increase shipping rates by an average of 5.9% for U.S. domestic and U.S. export services, effective January 4, 2010. The rate increase will be partially offset by adjusting the fuel price at which the fuel surcharge begins, reducing the fuel surcharge by two percentage points. Additional changes will be made to other FedEx Express surcharges, details of which can be found at www.fedex.com/us/2010rates. The FedEx Ground and FedEx SmartPost rate and surcharge changes for 2010 will be announced later this year.
FedEx Express Segment
For the first quarter, the FedEx Express segment reported:
•	Revenue of $4.92 billion, down 23% from $6.42 billion a year ago

•	Operating income of $104 million, down 70% from $345 million last year

•	Operating margin of 2.1%, down from 5.4% the previous year
U.S. domestic package revenue declined 22%, driven by a 23% drop in revenue per package due to lower fuel surcharges, rate per pound and weight per package. U.S. domestic package volume grew slightly. FedEx International Priority (IP) package revenue declined 22%. IP revenue per package declined 20% due to lower fuel surcharges, unfavorable exchange rates and lower package weights, while IP package volume fell 4%.
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Results were negatively impacted by continued global economic weakness and substantially lower fuel surcharges, partially offset by gains from DHL’s exit from the U.S. domestic package market. Expenses improved due to lower fuel prices and consumption, continued reductions in flight hours, labor hours, purchased transportation and other aggressive actions to control spending.
FedEx Ground Segment
For the first quarter, the FedEx Ground segment reported:
•	Revenue of $1.73 billion, down 2% from last year’s $1.76 billion

•	Operating income of $209 million, up 7% from $196 million a year ago

•	Operating margin of 12.1%, up from 11.1% the previous year
FedEx Ground average daily package volume was down 1% compared to the prior year. Yield decreased 3% primarily due to lower fuel surcharges. FedEx SmartPost average daily volume grew 73% largely due to market share gains, including gains from DHL’s exit from the U.S. domestic package market. FedEx SmartPost yield decreased 34% due to changes in customer and service mix.
FedEx Freight Segment
For the first quarter, the FedEx Freight segment reported:
•	Revenue of $982 million, down 27% from last year’s $1.35 billion

•	Operating income of $2 million, down 98% from $89 million a year ago

•	Operating margin of 0.2%, down from 6.6% the previous year
Less-than-truckload (LTL) average daily shipments decreased 14% and yield decreased 13% year over year, reflecting the continued weak economy and resulting excess industry capacity, as well as an increasingly competitive pricing environment. LTL yield was also negatively impacted by lower fuel surcharges. Average daily LTL shipments improved sequentially month over month throughout the quarter.
Operating income and margin decreased in the quarter due to the lower average daily LTL shipments and the competitive pricing environment, partially offset by cost-reduction actions.
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FedEx Services Segment
FedEx Services segment revenue for the first quarter, which included the operations of FedEx Office and FedEx Global Supply Chain Services, was down 12% year over year, primarily due to declines in copy product revenues.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $34 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 275,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and first quarter fiscal 2010 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on September 17 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

FEDEX CORP. FINANCIAL HIGHLIGHTS
First Quarter Fiscal 2010
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended
	August 31
	2009	2008	%
Revenue:
FedEx Express segment	$4,924	$6,419	(23%)
FedEx Ground segment	1,730	1,761	(2%)
FedEx Freight segment	982	1,353	(27%)
FedEx Services segment	451	513	(12%)
Other & eliminations	(78)	(76)	NM

Total Revenue	8,009	9,970	(20%)

Operating Expenses:
Salaries and employee benefits	3,377	3,585	(6%)
Purchased transportation	1,054	1,278	(18%)
Rentals and landing fees	578	617	(6%)
Depreciation and amortization	495	492	1%
Fuel	666	1,528	(56%)
Maintenance and repairs	401	537	(25%)
Other	1,123	1,303	(14%)

Total Operating Expenses	7,694	9,340	(18%)

Operating Income:
FedEx Express segment	104	345	(70%)
FedEx Ground segment	209	196	7%
FedEx Freight segment	2	89	(98%)
FedEx Services segment	—	—	NM

Total Operating Income	315	630	(50%)

Other Income (Expense):
Interest, net	(18)	(9)	NM
Other, net	(3)	(3)	NM

Total Other Income (Expense)	(21)	(12)	NM

Income Before Income Taxes	294	618	(52%)

Provision for Income Taxes	113	234	(52%)

Net Income	$181	$384	(53%)

Diluted Earnings Per Share	$0.58	$1.23	(53%)

Weighted Average Common and Common Equivalent Shares	312	313	(0%)

Capital Expenditures	$880	$636	38%

Average Full-Time Equivalents (in thousands)	239	252	(5%)

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
First Quarter Fiscal 2010
(In millions)

	August 31, 2009
	(Unaudited)	May 31, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$1,789	$2,292
Other current assets	4,599	4,824

Total Current Assets	6,388	7,116

Net Property and Equipment	13,538	13,417

Other Long-Term Assets	3,931	3,711

	$23,857	$24,244

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities:
Current portion of long-term debt	$158	$653
Other current liabilities	3,728	3,871

Total Current Liabilities	3,886	4,524

Long-Term Debt, Less Current Portion	1,918	1,930

Other Long-Term Liabilities	4,267	4,164

Total Common Stockholders’ Investment	13,786	13,626

	$23,857	$24,244

FEDEX CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
First Quarter Fiscal 2010
(In millions)
(Unaudited)

	Three Months Ended
	August 31
	2009	2008

Operating Activities:
Net income	$181	$384
Noncash charges:
Depreciation and amortization	495	492
Other, net	122	103
Changes in operating assets and liabilities, net	100	(281)

Net cash provided by operating activities	898	698

Investing Activities:
Capital expenditures	(880)	(636)
Proceeds from asset dispositions and other	26	15

Net cash used in investing activities	(854)	(621)

Financing Activities:
Principal payments on debt	(508)	(1)
Dividends paid	(34)	(34)
Other, net	(8)	5

Net cash used in financing activities	(550)	(30)

Effect of exchange rate changes on cash	3	(13)

Net (decrease) increase in cash and cash equivalents	(503)	34

Cash and cash equivalents at beginning of period	2,292	1,539

Cash and cash equivalents at end of period	$1,789	$1,573

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2010
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$4,924	$6,419	(23%)

Operating Expenses:
Salaries and employee benefits	2,043	2,129	(4%)
Purchased transportation	255	336	(24%)
Rentals and landing fees	385	417	(8%)
Depreciation and amortization	252	239	5%
Fuel	571	1,319	(57%)
Maintenance and repairs	261	394	(34%)
Intercompany charges	469	533	(12%)
Other	584	707	(17%)

Total Operating Expenses	4,820	6,074	(21%)

Operating Income	$104	$345	(70%)

Operating Margin	2.1%	5.4%	(3.3	pts)

OPERATING STATISTICS

Operating Weekdays	65	64	2%

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):
U.S. Overnight Box	1,128	1,103	2%
U.S. Overnight Envelope	617	629	(2%)
U.S. Deferred	823	828	(1%)

Total U.S. Domestic Package	2,568	2,560	0%
International Priority	475	495	(4%)
International Domestic	293	307	(5%)

Total Average Daily Packages	3,336	3,362	(1%)

Average Daily Freight Pounds (000s):
U.S.	6,584	7,296	(10%)
International Priority	2,142	2,312	(7%)
International Airfreight	1,297	1,866	(30%)

Total Avg Daily Freight Pounds	10,023	11,474	(13%)

YIELD
Revenue Per Package:
U.S. Overnight Box	$18.16	$24.24	(25%)
U.S. Overnight Envelope	10.17	13.04	(22%)
U.S. Deferred	11.23	14.38	(22%)

Total U.S. Domestic Package	14.02	18.30	(23%)
International Priority	51.61	64.54	(20%)
International Domestic	7.05	8.63	(18%)

Composite Package Yield	$18.76	$24.23	(23%)

Revenue Per Freight Pound:
U.S.	$1.05	$1.28	(18%)
International Priority	1.87	2.30	(19%)
International Airfreight	0.72	1.10	(35%)

Composite Freight Yield	$1.18	$1.46	(19%)

Average Full-Time Equivalents (000s)	125	130	(4%)

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2010
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$1,730	$1,761	(2%)

Operating Expenses:
Salaries and employee benefits	282	267	6%
Purchased transportation	693	771	(10%)
Rentals	58	51	14%
Depreciation and amortization	85	80	6%
Fuel	1	2	(50%)
Maintenance and repairs	38	37	3%
Intercompany charges	184	178	3%
Other	180	179	1%

Total Operating Expenses	1,521	1,565	(3%)

Operating Income	$209	$196	7%

Operating Margin	12.1%	11.1%	1.0	pts

OPERATING STATISTICS

Operating Weekdays	65	64	2%

Average Daily Package Volume (000s)
FedEx Ground	3,311	3,339	(1%)
FedEx SmartPost	1,009	584	73%

Yield (Revenue Per Package)
FedEx Ground	$7.60	$7.86	(3%)
FedEx SmartPost	$1.41	$2.14	(34%)

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2010
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$982	$1,353	(27%)

Operating Expenses:
Salaries and employee benefits	507	614	(17%)
Purchased transportation	118	180	(34%)
Rentals and landing fees	29	33	(12%)
Depreciation and amortization	55	54	2%
Fuel	94	206	(54%)
Maintenance and repairs	34	43	(21%)
Intercompany charges [1]	52	22	136%
Other	91	112	(19%)

Total Operating Expenses	980	1,264	(22%)

Operating Income	$2	$89	(98%)

Operating Margin	0.2%	6.6%	(6.4	pts)

OPERATING STATISTICS

LTL Operating Weekdays	65	64	2%

LTL Shipments Per Day (000s)	71.4	82.7	(14%)
Weight Per LTL Shipment (lbs)	1,109	1,140	(3%)
LTL Revenue/CWT	$17.87	$20.44	(13%)

1-	During the first quarter of fiscal 2010, approximately 2,700 FedEx Freight segment employees were transferred to the FedEx Services segment. These employees represented the sales, marketing, IT, pricing, customer service, claims and credit and collection functions of the FedEx Freight segment. For 2010, the costs of these functions will be allocated to the FedEx Freight segment through intercompany charges. There is no net impact to the FedEx Freight segment operating income and margin.